Exhibit 3.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY, EXCEPT IN CONNECTION WITH SALES IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE SECURITIES ACT, REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Warrant No. [   ]

WARRANT

to Purchase Equity Securities of

APERION BIOLOGICS, INC.,

a Delaware corporation

THIS WARRANT IS TO CERTIFY THAT [   ] or its designee (“Purchaser”), is entitled to purchase from Aperion Biologics, Inc., a Delaware corporation (the “Company”), an aggregate of up to the number of Exercise Shares (as defined below) calculated by dividing [     ] Dollars and no cents ($[      ]) by the Exercise Price (as defined below), all on the terms and conditions hereinafter provided.

Section 1.      Certain Definitions. As used in this Warrant, unless the context otherwise requires:

“Exercise Price” shall mean (a) if the Company consummates a Next Qualified Financing, the lowest price per share at which the Company sells any shares of Qualified Preferred Stock prior to the relevant exercise event hereunder; or (b) otherwise, $0.48 per share; provided, however, when and if the Exercise Shares become shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), by reason of the application of the last clause of the definition of Exercise Shares, then the preexisting Exercise Price will be adjusted by dividing it by the conversion rate of such Exercise Shares into Common Stock as of the time of conversion (e.g. if the pre-existing exercise price is $0.48 and the relevant Exercise Shares convert such that 2 shares of Common Stock are issued for every share of Exercise Shares, then the new Exercise Price will be $0.24).

“Exercise Shares” shall mean a class (and series) of the equity securities of the Company determined as follows: (a) if the Company consummates a Next Qualified Financing after the date hereof, shares of Qualified Preferred Stock; or (b) otherwise, shares of Series C Convertible Preferred Stock, $0.001 par value per share; provided, however, in each case, if at the time of exercise hereof, no shares of the applicable series of Preferred Stock are outstanding due to conversion into Common Stock or otherwise, then Exercise Shares will mean shares of Common Stock.

“Next Qualified Financing” shall mean the closing, in one transaction or a series of related transactions, of the Company’s first equity financing after the date hereof with aggregate gross offering proceeds of no less than five million dollars ($5,000,000) (excluding amounts received on conversion of promissory notes or exercise of any warrants).

“Qualified Preferred Stock” shall mean the series of preferred stock of the Company issued in the Next Qualified Financing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Warrant” shall mean this Warrant and all additional or new warrants issued upon division or combination of, or in substitution for, this Warrant. All such additional or new warrants shall at all times be identical as to terms and conditions and date, except as to the number of Exercise Shares for which they may be exercised.

“Warrantholder” shall mean the Purchaser, as the initial holder of this Warrant, and its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred.

Section 2.      Exercise of Warrant.

(a)           The Warrantholder may exercise this Warrant, in whole or in part, at any time and from time to time from the date hereof until the earlier to occur of (the “Expiration Date”): (i) October 18, 2020, or (ii) one of the following transactions: (1) the purchase or other acquisition of shares of the Company’s capital stock by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (other than stockholders of the Company as of the date of this Warrant or their affiliates), such that its resulting beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) will be 100% of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; (2) a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation or their affiliates do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities; or (3) the sale of all or substantially all of the Company’s assets; provided that in no event shall a Sale Event be deemed to have occurred solely as a result of (x) a sale by the Company of equity securities in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, including without limitation a public offering or (y) any reduction (other than a transaction described in clause (1) above) in ownership of the Company’s outstanding Common Stock or voting securities by stockholders of the Company as of the date of this Warrant or their affiliates (each, a “Sale Event”). The Company shall provide the Warrantholder with fifteen (15) days’ advance written notice of any Sale Event.

(b)           (i)           The Warrantholder shall exercise this Warrant by means of delivering to the Company at its office identified in Section 15 hereof (i) a written notice of exercise, including the number of Exercise Shares to be delivered pursuant to such exercise, (ii) this Warrant and (iii) payment equal to the Exercise Price in accordance with Section 2(b)(ii). In the event that any exercise shall not be for all Exercise Shares purchasable hereunder, a new Warrant registered in the name of the Warrantholder, of like tenor to this Warrant and for the remaining Exercise Shares purchasable hereunder, shall be delivered to the Warrantholder within ten (10) days of any such exercise. Such notice of exercise shall be in the Subscription Form set out at the end of this Warrant.

(ii)           The Warrantholder may elect to pay the Exercise Price to the Company either (1) by cash, certified check or wire transfer, (2) by converting the Warrant into Exercise Shares (“Warrant Conversion”) or (3) any combination of the foregoing, and specifying such election(s) in the Subscription Form attached to this Warrant. If the Warrantholder elects to pay the Exercise Price through Warrant Conversion, the Company shall deliver to the Warrantholder (without payment by the Warrantholder of any cash or other consideration) that number of Exercise Shares equal to the difference of (A) the total number of Exercise Shares into which this Warrant is exercisable minus (B) that number of Exercise Shares having an aggregate Spread (as defined herein) equal to the aggregate Exercise Price. For purposes of this Section 2, “Spread” shall be the difference, as of the date of exercise, between the Exercise Price and the fair market value of an Exercise Share, multiplied by the applicable number of Exercise Shares.

(c)           Upon exercise of this Warrant and delivery of the Subscription Form with proper payment relating thereto, the Company shall cause to be executed and delivered to the Warrantholder a certificate or certificates representing the aggregate number of fully-paid and nonassessable Exercise Shares issuable upon such exercise.

(d)           The stock certificate or certificates for Exercise Shares to be delivered in accordance with this Section 2 shall be in such denominations as may be specified in said notice of exercise and shall be registered in the name of the Warrantholder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the Warrantholder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares, including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders, as of the time said notice is delivered to the Company as aforesaid.

(e)           The Company shall pay all reasonable expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2, including any transfer taxes resulting from the exercise of the Warrant and the issuance of Exercise Shares hereunder.

(f)           All Exercise Shares issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Warrantholder, and restrictions on transfer provided for herein or under applicable federal and state securities laws or in any stockholders or investors’ rights agreement to which the Warrantholder is a party.

(g)           In no event shall any fractional share of Exercise Shares of the Company be issued upon any exercise of this Warrant. If, upon any exercise of this Warrant, the Warrantholder would, except as provided in this paragraph, be entitled to receive a fractional Exercise Share, then the Company shall deliver in cash to such holder an amount equal to such fractional interest.

Section 3.      Adjustment of Exercise Price and Exercise Shares.

(a)           If, at any time prior to the Expiration Date, the number of outstanding Exercise Shares is (i) increased by a stock dividend payable in Exercise Shares or by a subdivision or split-up of Exercise Shares, or (ii) decreased by a combination of Exercise Shares, then, following the record date fixed for the determination of holders of Exercise Shares entitled to receive the benefits of such stock dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (A) the Exercise Price in effect on such record date and (B) the quotient obtained by dividing (x) the number of Exercise Shares outstanding on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of shares of Exercise Shares which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if such event had occurred immediately following such record date.

(b)           Upon each adjustment of the Exercise Price as provided in Section 3(a), the Warrantholder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of Exercise Shares equal to the product of (i) the number of Exercise Shares issuable hereunder prior to such adjustment and (ii) the quotient obtained by dividing (A) the Exercise Price existing prior to such adjustment by (B) the new Exercise Price resulting from such adjustment.

Section 4.      Division and Combination. This Warrant may be divided or combined with other warrants upon presentation at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new warrants are to be issued, signed by the Warrantholder or its agent or attorney. The Company shall pay all reasonable expenses in connection with the preparation, issue and delivery of warrants under this Section 4, including any transfer taxes resulting from the division or combination hereunder. The Company agrees to maintain at its aforesaid office books for the registration of such warrants.

Section 5.      Reclassification, Etc.  In case of any reclassification or change of the outstanding Exercise Shares of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a Sale Event) at any time prior to the Expiration Date, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall have the right prior to the Expiration Date to purchase, at a total price not to exceed that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of Exercise Shares of the Company which might have been purchased by the Warrantholder immediately prior to such reclassification, reorganization, change, consolidation or merger, in any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder to the end that the provisions hereof (including provisions for the adjustment of the Exercise Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon exercise hereof.

Section 6.      Reservation and Authorization of Capital Stock.  The Company shall at all times reserve and keep available for issuance (a) such number of its authorized but unissued Exercise Shares as will be sufficient to permit the exercise in full of this Warrant and (b) such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all such Exercise Shares.

Section 7.      Stock and Warrant Books.  The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books or warrant books so as to result in preventing or delaying the exercise of any Warrant.

Section 8.      Limitation of Liability.  No provisions hereof, in the absence of affirmative action by the Warrantholder to purchase Exercise Shares hereunder, shall give rise to any liability of the Warrantholder to pay the Exercise Price or as a stockholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

Section 9.      Registration Rights.  The Company will use commercially reasonable efforts to ensure that the shares of Common Stock issuable upon conversion of the Exercise Shares issuable upon exercise of this Warrant become subject to the provisions of that certain Second Amended and Restated Investors’ Rights Agreement, dated as of June 9, 2008, by and among the Company, the Purchaser and the other parties named therein.

Section 10.      Limited Stockholder Rights.  Until the Exercise Shares subject to this Warrant are issued to the Warrantholder upon exercise of the Warrant, the Warrantholder shall have no right to vote same in connection with any matters to which holders of Exercise Shares are entitled to vote and shall have no other rights as a stockholder of the Company with respect to the Exercise Shares.

Section 11.      Transfer.  Subject to compliance with the Securities Act and the applicable rules and regulations promulgated thereunder, this Warrant and all rights hereunder shall be transferable in whole or in part. Any such transfer shall be made at the office or agency of the Company at which this Warrant is exercisable, by the registered holder hereof in person or by its duly authorized attorney, upon surrender of this Warrant together with the assignment hereof properly endorsed, and promptly thereafter a new warrant shall be issued and delivered by the Company, registered in the name of the assignee. Until registration of transfer hereof on the books of the Company, the Company may treat the Purchaser as the owner hereof for all purposes.

Section 12.      Investment Representations; Restrictions on Transfer of Warrant Stock.  Unless a current registration statement under the Securities Act shall be in effect with respect to the Exercise Shares to be issued upon exercise of this Warrant, the Warrantholder, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of Exercise Shares acquired upon exercise hereof, such Warrantholder will deliver to the Company a written statement that the securities acquired by the Warrantholder upon exercise hereof are for the account of the Warrantholder or are being held by the Warrantholder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Section 13.      Loss, Destruction of Warrant Certificates.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Exercise Shares.

Section 14. Amendments.  The terms of this Warrant may be amended, and the observance of any term herein may be waived, but only with the written consent of the Company and the Warrantholder.

Section 15.      Notices Generally.  Any notice, request, consent, other communication or delivery pursuant to the provisions hereof shall be in writing and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid, return receipt requested; (ii) by facsimile transmission with confirmation of receipt; (iii) by overnight courier service; or (iv) by personal delivery, and shall be properly addressed to the Warrantholder at the last known address or facsimile number appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal executive office at 11969 Starcrest Drive, San Antonio, TX  78247, Fax: (210) 495-0239, attention: Chief Executive Officer or such other address or facsimile number as shall have been furnished to the party giving or making such notice, demand or delivery.

Section 16.      Successors and Assigns.  This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 17.      Governing Law.  In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to its conflicts of law principals) applicable to contracts made and performed in such State.

Section 18.      Value.  This Warrant is being issued to the Purchaser in connection with a Convertible Promissory Note being issued by the Company as of the date hereof to the Purchaser. After consideration of all relevant factors, the Company and the Purchaser agree that the aggregate exercise price of this Warrant is equal to the fair market value of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its Chief Executive Officer.

Dated:

APERION BIOLOGICS, INC.,
a Delaware corporation

By:
Name:
Title:

SUBSCRIPTION FORM

(to be executed only upon exercise of Warrant)

To:           Aperion Biologics, Inc.

[Choose one or both of the paragraphs, as applicable]

[The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ____), hereby irrevocably elects to purchase   Exercise Shares covered by such Warrant and herewith makes payment of $ , representing the full purchase price for such shares at the price per share provided for in such Warrant.]

[The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ____), hereby irrevocably elects to exercise the right of conversion represented by the attached Warrant for   Exercise Shares, and as payment therefor hereby directs the Company to withhold   Exercise Shares that the undersigned would otherwise be entitled thereunder.]

Attached hereto as Exhibit A is the Investment Representation Statement executed by the undersigned.

Dated:	Name:

Signature

Address:

INVESTMENT REPRESENTATION STATEMENT

Purchaser:

Company:	APERION BIOLOGICS, INC.

Security:	Exercise Shares

Amount:

Date:

In connection with the purchase of the above-listed securities (collectively, the “Securities”), the undersigned (the “Purchaser”) represents to the Company as follows:

The Purchaser is acquiring the Securities for its own account for investment purposes, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring the Securities.

The Purchaser has been furnished with all information which it deems necessary to evaluate the merits and risks of acquiring the Securities and has had the opportunity to ask questions concerning the Securities and the Company and all questions posed have been answered to its satisfaction. The Purchaser has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Securities and the Company. The Purchaser has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of acquiring the Securities and to make an informed decision relating thereto.

The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).

The Purchaser understands that the Securities have not been, and will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Second Amended and Restated Investors’ Rights Agreement, dated June 9, 2008, by and among the Corporation and the investors named therein (the “Investor Rights Agreement”). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

The Purchaser agrees to execute and deliver a counterpart signature page, and become a party, to the Investor Rights Agreement, the Voting Agreement, dated June 9, 2008, by and among the Corporation and the investors named therein, and the Right of First Refusal and Co-Sale Agreement, dated June 9, 2008, by and among the Corporation and the investors named therein, as may be requested by the Company if the Purchaser is not already a party to such agreements.

The Purchaser understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

The Purchaser understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a)           Any legend set forth in, or required by, the Convertible Promissory Note or the Warrant, as applicable.

(b)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.

Purchaser:

Date: , 20

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